UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2014

MGC Diagnostics Corporation
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          In a Form 8-K dated May 15, 2014, MGC Diagnostics Corporation (the “Company” or “MGC Diagnostics”) announced that Gregg O. Lehman, Ph.D., had resigned as the Company’s Chief Executive Officer, President and member of the Board of Directors, effective May 31, 2014 to accept a position with another company. The Company also reported that the Board had implemented its Executive Succession Plan and announced the promotion of three key executives effective June 1, 2014. The compensation arrangements for these three executive officers are set forth below.

Todd M. Austin.

          Mr. Austin has become Chief Executive Officer, with additional direct responsibility for (i) Global Strategy, (ii) Global Engineering, Research & Development and (iii) Global Product Development, with the following new compensation terms:

•	An annual base salary of $300,000;

•	A restricted stock grant of 10,000 shares issued on June 1, 2014, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant;

•	A stock option grant for 10,000 shares issued on June 1, 2014 with one-third of the options vesting on each of the first, second and third anniversaries of the grant date; and

•

Continued participation in the Company’s Management Incentive Program, with an increase in his target incentive to 35% of his base salary if the Company achieves “target” in both revenues and operating income and Mr. Austin achieves his position objectives, with the increase in the target incentive prorated through the course of the fiscal year. Prior to becoming Chief Executive Officer, Mr. Austin’s target incentive was equal to 25% of his base salary.

Matthew Margolies.

          Mr. Margolies has become President, with direct authority for (i) Global Sales, (ii) Global Service, and (iii) Global Marketing, with the following new compensation terms:

•	An annual base salary of $285,000;

•	A restricted stock grant of 7,500 shares issued on June 1, 2014, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant;

•	A stock option grant for 7,500 shares issued on June 1, 2014 with one-third of the options vesting on each of the first, second and third anniversaries of the grant date; and

•

Continued participation in the Company’s Management Incentive Program, with an increase in his target incentive to 30% of his base salary if the Company achieves “target” in both revenues and operating income and Mr. Margolies achieves his position objectives, with the increase in the target incentive prorated through the course of the fiscal year. Prior to becoming President, Mr. Margolies’ target incentive was equal to 25% of his base salary.

Wesley W. Winnekins.

          Mr. Winnekins has become Chief Financial Officer and Chief Operating Officer, with authority for (i) Finance & Accounting, (ii) Global Operations (Manufacturing, Regulatory and Information Technology) and (iii) Human Resources and Administration, effective June 1, 2014 on the following terms:

•	An annual base salary of $245,000;

•	A restricted stock grant of 5,000 shares issued on June 1, 2014, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant;

•	A stock option grant for 5,000 shares issued on June 1, 2014 with one-third of the options vesting on each of the first, second and third anniversaries of the grant; and

•

Continued participation in the Company’s Management Incentive Program, with an increase in his target incentive to 30% of his base salary if the Company achieves “target” in both revenues and operating income and Mr. Winnekins achieves his position objectives, with the increase in the target incentive prorated through the course of the fiscal year. Prior to assuming his current position, Mr. Winnekins’ target incentive was equal to 25% of his base salary.

Change-in-Control Agreements

          The Company and each of these three officers had previously entered into change-in-control agreements that remain in place. Under these agreements, if one of these officers’ employment is terminated during a period of 12 months following a change in control of the Company (i) by the Company other than for cause or (ii) by the officer for good reason, then he will be entitled to a lump sum payment equal to 12 months of his currently effective base salary, as well as a prorated portion of target bonus if actual targets are met, with this bonus to be paid when other plan bonuses are paid.

Gregg O. Lehman Ph.D.

          On May 29, 2014, in light of Dr. Lehman’s significant contributions to the Company over the past three years, and his significant assistance and guidance to Company and the Board of Directors facilitating the transition to the Company’s new executive team, the Board accelerated the vesting of Dr. Lehman’s 7,145 shares of restricted stock.

Section 8- Other Events
Item 8.01      Other Events

          On March 20, 2014, MGC Diagnostics issued a press release announcing that it has entered into a letter of intent to acquire Medisoft SA of Sorinne, Belgium, and that the proposed acquisition was to completion of confirmatory due diligence, the negotiation and execution of a definitive agreement and customary closing conditions. MGC Diagnostics and Medisoft have extended the letter of intent period to June 30, 2014.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGC DIAGNOSTIC CORPORATION

Dated: June 2, 2014	By	/ Todd M. Austin
Todd M. Austin
Chief Executive Officer